Exhibit 10.4

AMENDMENT No. 1 TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of September 28, 2018, by and between Gary Carano, an individual (the “Executive”), and Eldorado Resorts, Inc. (the “Company”) and is effective January 1, 2019.

WHEREAS, Executive and the Company are party to that certain Amended and Restated Employment Agreement, dated as of January 17, 2018 (the “Employment Agreement”);

WHEREAS, the board of directors of the Company has approved a new executive organizational structure and, accordingly, the promotion of the Executive, in each case effective on January 1, 2019;

WHEREAS, the parties desire to amend the Employment Agreement in order to modify the Executive’s position;

WHEREAS, Article 18 of the Employment Agreement permits amendment of Employment Agreement by means of a written agreement executed by the Company and Executive; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties agree as follows:

1. Article 2 of the Employment Agreement is hereby replaced in its entirety with the following revised Article 2:

“Article 2. Term of Employment.

The Term of Employment shall begin on the Effective Date, and shall extend until January 1, 2022 (the “Initial Term”), with automatic one (1) year renewals (each a “Renewal Term”) upon the expiration of the Initial Term or the current Renewal Term, as applicable, unless either Party notifies the other at least three (3) months before the scheduled expiration date that this Agreement is not to renew. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Article 10.”

2. Section 3(a) of the Employment Agreement is hereby replaced in its entirety with the following revised Section 3(a):

“(a) During the Term of Employment, the Executive shall serve as the Executive Chairman of the Company, and shall be responsible for the general management of the affairs of the Company. The Executive shall also be nominated for election as a member and Chairman of the Board, at all applicable times during the Term of Employment. The Executive, in carrying out his duties under this Agreement, shall report to the Board. During his employment with the Company, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote its interests.”

3. References. All references in the Employment Agreement to “Agreement” and any other references of similar effect shall hereafter refer to the Employment Agreement as amended by this Amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.

4. Remaining Provisions. Except as expressly modified by this Amendment, the Employment Agreement shall remain in full force and effect. This Amendment embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating thereto.

5. Governing Law. This Amendment is to be interpreted, construed and governed according to the laws of the State of Nevada without regard to conflicts of laws.

6. Counterparts. The Parties hereto may execute this Amendment in counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

Eldorado Resorts, Inc.

By:	/s/ Tom Reeg
Name: Tom Reeg
Title: President and Chief Financial Officer

[AMENDMENT TO EMPLOYMENT AGREEMENT]

ACCEPTED AND AGREED:

/s/ Gary Carano
Gary Carano

[AMENDMENT TO EMPLOYMENT AGREEMENT]